The Best Investment of 2018? Art.

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2018 Returns by Asset Class

Blue-chip Artwork
10.6%*
Total return, according to **Art Market Research's** since Jan 1, 2018.

S&P 500
-5.1%
Total return, based on estimates since Jan 1, 2018.

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Claude Monet, Coup de vent, 1881, purchased by Masterworks from Christie's for $6,239,586.

* Past performance may not be indicative of future performance



Claude Monet

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One of the most famous painters in the history of art and a leading figure in the Impressionist movement.

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$5,205,097.80
• 24% shares available

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1,078

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Historical Performance of Similar Works

9.27%

Reflects composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance.

What We Paid

$6,239,556

This is the total price we paid including commissions and buyer's premium at Christie's on June 20, 2018.

Auction House Estimate

$6,691,201 – $9,367,681

This painting was given a low and high estimate, representing the opinion of the auction house's experts about the range in which the painting might sell at auction. Estimates are based on the examination of an item and recent auction records of comparable works.

Amount We Are Raising

$6,817,960

Includes the original cost of the Painting, plus costs and expenses associated with the securitization of the Painting and capital raising.

Filed with the Securites and Exchange Commision

Offering Statement

We file documents with the SEC which can be obtained on www.sec.gov—you should carefully review the information contained in the offering document relating to a particular offering before investing.



Coup de vent
1881

Signed and dated "81 Claude Monet" (lower right), oil on canvas, 32 ⅛ × 25 ¾ in. (81.4 x 65.5 cm.), Painted in Normandy in late August - early September 1881

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$0
1994
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Coup de vent
Similar Paintings

Reflects composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance.



Le Chemin Creux

Auction House	Christie's
Sales Date	Jun 27, 2017
Year	1882
Sold For	**$7,232,598**



Le Pommier

Auction House	Christie's
Sales Date	May 15, 2018
Year	1879
Sold For	**$7,062,500**



Coup de Vent

Auction House	Christie's

Biography

Claude Monet was born in Paris, France, on November 14, 1840. When Monet was five years old, the family moved to Le Havre on the Norman coast, and the painter spent his formative years by the sea, a subject he would return to many times throughout his life. Following a brief service in the French military, which took the artist to Algeria, Monet returned to France and resumed his artistic education in Paris. In the 19th century, the advent of transportable tube paint and a lightweight box easel enabled artists to work primarily outdoors rather than in the studio, and for Monet, painting en plein air became a lifelong pursuit. It was around this time that Monet started to paint using small brushstrokes of unmixed and complementary colors, all but eliminating black from his palette.

The outbreak of the Franco-Prussian war in 1870, provoked Monet to take refuge in London and subsequently, the Netherlands. Though Monet returned to France after the war, he visited Amsterdam once more in 1874. That same year, Monet became a founding member of the Société Anonyme Coopérative des Artistes and participated in the Impressionist Exhibitions organized by the group until 1886. Like Monet, many of the artists in the Société Anonyme were interested in exploring avant-garde ideas and themes in their work, such as the effects of atmosphere and light on the perception of color and one's surroundings. It is widely accepted that the name of the Impressionist movement came about as a response to Monet's painting Impression, Sunrise, which he had submitted for the inaugural group show.

2018 Auction Sales

$352,310,000

Lots Offered

44

Sell-through Rate

82%

Monet continued to travel between Paris and the Norman coast to paint contemporary scenes and picturesque landscapes throughout his life. Though he noted in a letter to his dealer, Durand-Ruel, that one particular stay on the coast from late summer to early fall of 1881 was not altogether productive, four known works survive to our day. Coup de Vent (Gust of Wind) was one of the paintings completed during this particular sojourn. The three other paintings were acquired for museum collections and include The Hut in Trouville, Low Tide at the Museo Thyssen-Bornemisza, Madrid, Seacoast at Trouville at the Museum of Fine Arts, Boston, and one landscape painting from Sainte-Adresse held in the Ordrupgaard Museum, Copenhagen. Monet's focus on nature persisted in his body of work even after he retired to Giverny around 1883, where he continued to paint until his death in 1926.

Media



Claude Monet, Coup de vent



Claude Monet, Coup de vent



Claude Monet, Coup de vent



Claude Monet, Coup de vent



Claude Monet, Coup de vent



Claude Monet, Coup de vent

Documents

Offering Statement	Official Filing on SEC.gov
Condition Report	Coup de vent Condition Report & Appraisal
Provenance	Galerie Durand-Ruel, Paris, by whom acquired directly from the artist, in January 1883. Harris Whittemore, Connecticut, by whom acquired from the above, in March 1891, and thence by descent; his sale, Christie's, New York, 12 November 1985, lot 3. Galaxy Enterprises Ltd., Tokyo, by 1986. Private collection. Acquired from the above through Christie's, London, 20 June 2018, lot 18B by Masterworks.
Literature	(Possibly) P.H., 'L'exposition de Claude Monet à l'Union League Club, New York', in L'Art dans les deux Mondes, 28 February 1891, p. 173 (titled 'Near Trouville'). O. Reuterswärd, Monet, Stockholm, 1948, p. 284. D. Wildenstein, Claude Monet, Biographie et catalogue raisonné, vol. I, 1840-1881, Lausanne, 1974, no. 688, p. 408 (illustrated p. 409). D. Wildenstein, Claude Monet, Catalogue raisonné, vol. V, Supplément aux peintures, dessins, pastels, Lausanne, 1991, no. 688, p. 36. D. Wildenstein, Monet, Catalogue Raisonné, vol. II, Cologne & Lausanne, 1996, no. 688, pp. 258 & 259 (illustrated p. 259).
Further Reading	Christie's Impressionist and Modern Art Evening Sale, London Auction, June 20, 2018 (please note that the information from Christie's is to not be construed as part of our offering materials)

* Set forth above is a chart reflecting historical sales data for Claude Monet's paintings sold at public auction from 1994 to 2018 that we believe to be visually or thematically representative of the Painting. With the exception of four paintings, the included landscapes are dated between 1881, the year Coup de Vent was painted, and 1882, the year following which Monet moved to Giverny to embark on a new phase of his artistic career. Four works painted between 1878 and 1880 are included due to similarities in their imagery; they depict a single tree or a grouping akin to the Painting. We have excluded works which feature city life, technological innovation, portraits, individuals or figures, restaurants, cafes, entertainment, recreation, seascapes, winter, still-life, religious, garden, evening or night-time scenes, and those executed in a muted palette, which we believe are not representative of the Painting. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the selected set of paintings have similar characteristics, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Moreover, while we believe the data, viewed as a whole, is useful in illustrating overall valuation trends over time, any individual sale or transaction viewed in isolation should not be relied upon. Past performance is no guarantee of future results.

73% RESERVED





Claude Monet

Coup de vent · 1881

One of the most famous painters in the history of art and a leading figure in the Impressionist movement.

9.27% Performance of Similar Works*

$6,239,556 What We Paid (from Christie's)

$8,500,000 Pre-Purchase Appraisal

$5,000 Minimum Reservation Amount

MORE INFO

RESERVE

* Reflects composite returns of an index of similar works selected by Masterworks based on public auction sales data. The index is used for comparative modelling purposes only. Each painting in the index is unique and historical performance of the index is not a direct proxy for performance of the specific painting or the shares. There is no current market for the shares and performance of the shares will reflect costs and fees described in our SEC filings that are not reflected in the index. Past performance may not be indicative of future performance.

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Claude Monet, *Coup de Vent*



Purchased From	CHRISTIE'S
Auction House Estimate	$6,691,201–$9,367,681
Pre-Sale Third Party Appraisal	$8,500,000
Purchased For	$6,239,556
Historical Appreciation Rate of Similar Works*	9.27%
Purchase Discount from Appraisal	-25% (underpaid)
SEC Offering Link	sec.gov


Auction Results for Similar Paintings
$8.5M
$6.4M
$4.3M
$2.1M
1997
1999
2000
2002
2007
2014
2018
Similar Paintings
Coup de Vent

* Set forth above is a chart reflecting historical sales data for Claude Monet's paintings sold at public auction from 1994 to 2018 that we believe to be visually or thematically representative of the Painting. With the exception of four paintings, the included landscapes are dated between 1881, the year Coup de Vent was painted, and 1882, the year following which Monet moved to Giverny to embark on a new phase of his artistic career. Four works painted between 1878 and 1880 are included due to similarities in their imagery; they depict a single tree or a grouping akin to the Painting. We have excluded works which feature city life, technological innovation, portraits, individuals or figures, restaurants, cafes, entertainment, recreation, seascapes, winter, still-life, religious, garden, evening or night-time scenes, and those executed in a muted palette, which we believe are not representative of the Painting. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the selected set of paintings have similar characteristics, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Moreover, while we believe the data, viewed as a whole, is useful in illustrating overall valuation trends over time, any individual sale or transaction viewed in isolation should not be relied upon. Past performance is no guarantee of future results.

We are "testing the waters" under Regulation A under the Securities Act of 1933. This process allows companies to determine whether there may be interest in an eventual offering of its securities. We are not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the Securities and Exchange Commission (SEC) and the SEC has "qualified" the offering statement. The information in that offering statement will be more complete than the information we are providing now, and could differ in important ways. You must read the documents filed with the SEC before investing.

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the Offering Statement filed by the company with the SEC has been qualified by the SEC. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

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